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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF HADDAN & ZEPFEL LLP]

                                  March 9, 2000

Franklin Telecommunications Corp.
733 Lakefield Road
Westlake Village, California 91361

Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by Franklin Telecommunications Corp. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 1,683,030 shares of the Company's Common Stock, without par value (the "Shares"), for issuance pursuant to a Stock Purchase Agreement, dated as of August 30,1999 between the Company and Crescent International Ltd., as amended by an Amendment to Stock Purchase Agreement dated September 15, 1999, and a Second Amendment to Stock Purchase Agreement dated February 8, 2000 (the "Stock Purchase Agreement"), and upon exercise of Stock Purchase Warrants issued pursuant to the Stock Purchase Agreement (the "Warrants").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Stock Purchase Agreement, as amended, the Warrants, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Purchase Agreement, as amended, and the Warrants, are or will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   /s/ Haddan & Zepfel LLP
                                                   -----------------------------
                                                       Haddan & Zepfel LLP